UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 7, 2010

GREEKTOWN SUPERHOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53921	27-2216916
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

555 East Lafayette
Detroit, Michigan 48226
(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Matters

On June 7, 2010, WG-Michigan LLC, an affiliate of Warner Gaming LLC (“WG-Michigan”), withdrew its application to the Michigan Gaming Control Board (the “MGCB”) for approval to provide management services to Greektown Superholdings, Inc. (“Greektown”). Subject to approval of WG-Michigan by the MGCB, Greektown was to enter into a management agreement with WG-Michigan to provide Greektown with a general manager and Vice President (which would have been Salvatore Semola as previously disclosed) and provide other management services to Greektown. Greektown and WG-Michigan were to enter into this management agreement once Greektown Holdings, L.L.C., its direct and indirect subsidiaries and certain affiliates (the “Debtors”) emerge from Chapter 11 bankruptcy (the “Effective Date”) and become direct and indirect subsidiaries of Greektown pursuant to the plan of reorganization approved by the United States Bankruptcy Court for the Eastern District of Michigan (the “Plan”).

On February 12, 2010, the Debtors entered into a Consulting Agreement with WG-Michigan, pursuant to which the Debtors retained WG-Michigan as a gaming consultant and WG-Michigan provided a general manager to the Debtors. This agreement was terminated effective June 7, 2010.

Greektown expects to enter into a management agreement with a substitute manager or to supplement its existing management team after the Effective Date. Any such substitute manager or supplement to the existing management team would be subject to the approval of the MGCB and any additional applicable regulatory approvals. Until a substitute manager or supplement to the management team is identified and requisite regulatory approvals are obtained, Greektown will continue to be managed solely by its internal management team, led by Clifford J. Vallier.

The MGCB has fixed June 28, 2010 as the date to consider approval of the application of Greektown to effectuate the Plan. It is anticipated that the Effective Date will occur on June 30, 2010, subject to approval of the MGCB and satisfaction of the other remaining conditions to consummation of the Plan. There can be no assurance that the Effective Date will not be delayed or that the Plan will be consummated.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2010

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Clifford J. Vallier
	Name:	Clifford J. Vallier
	Title:	President, Chief Financial Officer and
Secretary